Exhibit 99.2

International Headquarters 5221 North O’Connor Blvd. Suite 500 Irving, Texas 75039 Phone: 972.869.3400 Fax:972.443.1701	News Release

FOR IMMEDIATE RELEASE

Contact :     Jim Taylor, President, Chief Executive Officer

972-869-3400

jtaylor@thomasgroup.com

Thomas Group Signs Credit Facility with Bank of America

Irving, Texas, August 18, 2004 Thomas Group, Inc. (TGIS.OB) today announced the signing of a new credit facility with Bank of America, N.A. This new facility replaces the Company’s former senior lender, Comerica Bank. Significant terms of the new credit facility include:

•      $5.5 million revolving line of credit

•      Matures August 21, 2006

•      Interest at prime, or LIBOR+2.5%

•      Advances based on a percentage of eligible accounts receivable

Jim Taylor, President and Chief Executive Officer said, “This alliance with Bank of America culminates nineteen months of significant debt reduction for our Company. Since the end of 2002, we have reduced our bank debt over 70% and reduced all debt 60%. This new line of credit will enable us to fund more revenue growth and will give us the opportunity to pursue our business model of profitable growth with more confidence and flexibility. This flexibility will be particularly important as we expand existing business relationships and penetrate industry and governmental sectors not historically served by Thomas Group.”

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Thomas Group, Inc. is an international, publicly traded business consulting firm (TGIS.OB).  Thomas Group’s unique brand of process improvement and performance management services enable businesses to enhance operations, improve productivity and quality, reduce costs, free up cash and drive to higher profitability.  Known as The Results CompanySM, Thomas Group creates and implements customized improvement strategies for sustained performance improvements in all facets of the business enterprise.  Thomas Group has offices in Dallas, Detroit, Zug, and Hong Kong.  For additional information on Thomas Group, Inc., please go to www.thomasgroup.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act:

Statements in this release that are not strictly historical are “forward looking” statements, which should be considered as subject to the many uncertainties that exist in the Company’s operations and business environment.  These uncertainties, which include economic and business conditions that may impact clients and the Company’s performance-oriented fees, timing of contracts and revenue recognition, competitive and cost factors, and the like, are set forth in the Company’s Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission.